As filed with the Securities and Exchange Commission on July 27, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

CALLIDITAS THERAPEUTICS AB

(Exact name of registrant as specified in its charter)

Sweden	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Kungsbron 1, C8

SE-111 22 Stockholm, Sweden

Tel: +46 (0) 8 411 3005

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ESOP 2020 United States Sub-Plan

Board LTIP 2020

(Full title of the plans)

Calliditas Therapeutics Inc.

251 Little Falls Drive

Wilmington, Delaware 19808-1674

(302) 636-5400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kristopher D. Brown

James Xu

Michael J. Rosenberg

Goodwin Procter LLP

620 Eighth Avenue

New York, NY 10018

(212) 813-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, quota value SEK 0.04 per share	330,000(3)	$13.58(5)	$4,481,400(5)	$582
Common Shares, quota value SEK 0.04 per share	1,170,000(4)	$25.20(6)	$29,484,000(6)	$3,828
Common Shares, quota value SEK 0.04 per share	31,371(7)	$25.20(8)	$790,549.2(8)	$103
Total	1,531,371		$34,755,949.20	$4,513

(1)	These shares may be represented by the Registrant’s American Depositary Shares (“ADSs”). Each ADS represents two Common Shares. ADSs issuable upon deposit of the Common Shares registered hereby were registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-238244).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional common shares that become issuable under the Registrant’s ESOP 2020 United States Sub-Plan (the “U.S. Sub-Plan”) or the Registrant’s Long-term Performance Based Incentive Program (the “Board LTIP 2020”) by reason of any dividend, share split or other similar transaction.

(3)	Represents common shares underlying options that have been issued pursuant to the U.S. Sub-Plan.

(4)	Represents common shares underlying options that may be issued pursuant to the U.S. Sub-Plan.

(5)	The offering price per share and the aggregate offering price are based upon the exercise price (rounded to the nearest cent) of the outstanding option awards under the U.S. Sub-Plan, converted from SEK to U.S. dollars at the SEK/U.S. dollar exchange rate of SEK 8.88 to $1 as of July 21, 2020.

(6)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon $25.20, the average (rounded to the nearest cent) of the high and low sale prices of the Registrant’s ADSs as reported on the Nasdaq Global Select Market on July 21, 2020.

(7)	Represents common shares that may be issued pursuant to the Board LTIP 2020.

(8)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon $25.20, the average (rounded to the nearest cent) of the high and low sale prices of the Registrant’s ADSs as reported on the Nasdaq Global Select Market on July 21, 2020.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

 The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of this Registration Statement. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Calliditas Therapeutics AB (the “Registrant”) with the U.S. Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)

The Registrant’s Registration Statement on Form F-1, filed with the Commission on June 4, 2020 (File No. 333-238244), which contains audited consolidated financial statements of the Registrant’s for the years ended December 31, 2019 and 2018;

(b)

Our reports on Form 6-K furnished to the Commission on June 25, 2020; June 30, 2020; July 2, 2020 and July 27, 2020 (other than portions of each of the foregoing expressly excluded from incorporation by reference (File No. 001-39308).

(c)

The description of the Registrant’s Common Shares and American Depositary Shares contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on June 2, 2020 (File No. 333-238244), including any amendment or report filed for the purpose of updating such description.

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any report on Form 6-K furnished by the Registrant to the Commission after the date of this Registration Statement (or a portion thereof) is incorporated by reference in this Registration Statement only to the extent that the report expressly states that the Registrant incorporates it (or such portions) by reference in this Registration Statement and it is not subsequently superseded. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Swedish law, the directors of a company may be liable for damages to the company in case it is established that they have intentionally or negligently caused damage to the company in the of improper performance of their duties. Our directors may also be liable for damage suffered by shareholders or to our company and to third parties if the directors have caused them such damage through violation for infringement of our articles of association, or Swedish corporate law or Swedish accounting law. Under certain circumstances, directors may be criminally liable.

We maintain liability insurance for our directors and officers, including insurance against liability under the Securities Act of 1933, as amended.

Certain of our non-executive directors may, through their relationships with their employers or partnerships, be insured and/or indemnified against certain liabilities in their capacity as members of our board of directors.

ITEM 7. Exemption from Registration Claimed

Not applicable.

ITEM 8. EXHIBITS

See the Exhibit Index below for a list of exhibits filed as a part of, or incorporated by reference into, this Registration Statement, which Exhibit Index is incorporated herein by reference.

ITEM 9. UNDERTAKINGS

1.	The undersigned Registrant hereby undertakes:

a.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

b.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1(1)	Articles of Association, as amended (English translation).
4.2(2)	Form of Deposit Agreement.
4.3(3)	Form of American Depositary Receipt
5.1	Opinion of Advokatfirman Vinge, Swedish counsel to the Registrant
23.1	Consent of Ernst & Young AB, independent registered public accounting firm
23.2	Consent of Advokatfirman Vinge, Swedish counsel to the Registrant (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page).
99.1	ESOP 2020 United States Sub-Plan
99.2	Board LTIP 2020

(1)	Filed as Exhibit 3.1 to Registrant’s Registration Statement on Form F-1 (File No. 333-238244), filed with the U.S. Securities and Exchange Commission on June 4, 2020, and incorporated herein by reference.
(2)	Filed as Exhibit 4.1 to Registrant’s Registration Statement on Form F-1 (File No. 333-238244), filed with the U.S. Securities and Exchange Commission on June 4, 2020, and incorporated herein by reference.
(3)	Filed as Exhibit A to Registrant’s Registration Statement on Form F-6 (File No. 333-238244) filed with the U.S. Securities and Exchange Commission on May 27, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Stockholm, Sweden on July 27, 2020.

CALLIDITAS THERAPEUTICS AB

By:	/s/ Renée Aguiar-Lucander
Renée Aguiar-Lucander
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors, officers and/or authorized representative in the United States of Calliditas Therapeutics AB, hereby severally constitute and appoint Renée Aguiar-Lucander and Fredrik Johansson, and each of them singly, our true and lawful attorneys-in-fact and agents, with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-8 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of Calliditas Therapeutics AB, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys-in fact and agents, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 27, 2020.

Name	Title

/s/ Renée Aguiar-Lucander	Chief Executive Officer and Director
Renée Aguiar-Lucander	(Principal Executive Officer)

Chief Financial Officer
/s/ Fredrik Johansson	(Principal Financial and Accounting Officer)
Fredrik Johansson

/s/ Elmar Schnee	Chairman of the Board of Directors
Elmar Schnee

/s/ Hilde Furberg	Director
Hilde Furberg

/s/ Lennart Hansson, Ph.D.	Director
Lennart Hansson, Ph.D.

/s/ Diane Parks	Director
Diane Parks

/s/ Molly Henderson	Director
Molly Henderson

By: /s/ Renée Aguiar-Lucander	Authorized Representative in the United States
Name: Renée Aguiar-Lucander
Title: President